EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cimarex Energy Co.:

We consent to the incorporation by reference in the registration statements No. 333-100235 on Form S-8 and No. 333-158683 on Form S-3 of Cimarex Energy Co. of our report dated February 27, 2009, except for the last two paragraphs of note 3, notes 4, 6, 7, 9, and 17, which are as of July 17, 2009,  with respect to the consolidated balance sheets of Cimarex Energy Co. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income(loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Form 8-K of Cimarex Energy Co. dated July 17, 2009.

Our report refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, effective January 1, 2009, which have been applied retrospectively in the consolidated financial statements referred to above.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

July 17, 2009